UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 27, 2006
Digi International Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17972	41-1532464

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11001 Bren Road East
Minnetonka, Minnesota	55343

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 912-3444
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The information set forth under Item 2.01 of this Current Report on Form 8-K is also responsive to this Item 1.01 and is hereby incorporated in this Item 1.01 by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On July 27, 2006, Digi International Inc. (the “Company”) entered into an Agreement and Plan of Merger among the Company, Ocean Acquisition Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and MaxStream, Inc. (“MaxStream”) dated as of July 27, 2006 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, MaxStream merged into Merger Sub (the “Merger”) and all outstanding shares of capital stock, and all options to purchase capital stock, of MaxStream were converted into the right to receive an aggregate of $19.25 million in cash and an aggregate of 1,650,919 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”). Of the 1,650,919 shares of Common Stock issued pursuant to the Merger Agreement, 1,598,864 shares were issued to former shareholders of MaxStream, and an additional 52,055 shares were issued to former option holders of MaxStream on cancellation of their stock options. As a result of the Merger, MaxStream ceased to exist and the name of Merger Sub was changed to MaxStream, Inc. MaxStream is a leading provider of reliable radio modems for OEMs and systems integrators.
     The foregoing summary of the terms of the Merger and the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2 to this Current Report on Form 8-K.
     On July 27, 2006, the Company issued a press release announcing the Merger. A copy of the press release is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein (except for the fourth, fifth, sixth, seventh, ninth and tenth paragraphs, which are furnished pursuant to Item 7.01 below).
Item 3.02. Unregistered Sales of Equity Securities.
     In the acquisition of MaxStream described in Item 2.01, on July 27, 2006 the Company sold an aggregate of 1,598,864 shares of Common Stock to the eight former shareholders of MaxStream in an unregistered transaction. The Company did so in reliance upon the exemption in Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering, in view of the absence of a general solicitation, the limited number of offerees and purchasers, and the representations and agreements of the former shareholders of MaxStream in the Merger Agreement and letters of transmittal.
Item 7.01. Regulation FD Disclosure.
     Additional information about the Merger included in the fourth, fifth, sixth, seventh, ninth and tenth paragraphs of the press release attached as Exhibit 99 to this Current Report on Form 8-K is furnished herewith.
NON-GAAP FINANCIAL MEASURES
     Certain information the Company intends to disclose on the conference call scheduled for 5:00 p.m. Eastern Time on July 27, 2006 includes earnings before taxes, depreciation and amortization, which is a non-GAAP financial measure. The reconciliation of this measure to the most directly comparable GAAP financial measures is included below.
Reconciliation of Income before Income Taxes
to Earnings before Taxes, Depreciation and Amortization
(as a percent or revenue)

	Calendar	Calendar
	2005	2004
Revenue	10,432,069	6,526,309

Income before income taxes	2,074,883	1,280,255

Depreciation and amortization	60,369	46,203

EBTDA	2,135,252	1,326,458

EBTDA as a % of revenue	20.5%	20.3%

Item 9.01. Financial Statements and Exhibits.
(a) The financial statements required by this item are not included with this initial report. The required financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.
(b) The pro forma financial statements required by this item are not included with this initial report. The required pro forma financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.
(c) The following exhibits are filed herewith (except for the fourth, fifth, sixth, seventh, ninth and tenth paragraphs of Exhibit 99, which are furnished herewith):
2	Agreement and Plan of Merger among Digi International Inc., Ocean Acquisition Sub Inc. and MaxStream, Inc. dated as of July 27, 2006 (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).

99	Press Release dated July 27, 2006, regarding the acquisition of MaxStream, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGI INTERNATIONAL INC.
Date: July 27, 2006	By:	/s/ Subramanian Krishnan
Subramanian Krishnan
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

No.	Exhibit	Manner of Filing
2	Agreement and Plan of Merger among Digi International Inc., Ocean Acquisition Sub Inc. and MaxStream, Inc. dated as of July 27, 2006 (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).	Filed Electronically

99	Press Release dated July 27, 2006, regarding the acquisition of MaxStream, Inc.	Filed Electronically